EXHIBIT 99.1
                                                            ------------


   MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL STATEMENTS

   The management of Newell Rubbermaid Inc. is responsible for the accuracy and internal consistency of all information contained in this annual report, including the consolidated financial statements. Management has followed those generally accepted accounting principles which it believes to be most appropriate to the circumstances of the Company, and has made what it believes to be reasonable and prudent judgments and estimates where necessary.

   Newell Rubbermaid Inc. operates under a system of internal accounting controls designed to provide reasonable assurance that its financial records are accurate, that the assets of the Company are protected and that the financial statements fairly present the financial position and results of operations of the Company. The internal accounting control system is tested, monitored and revised as necessary.

   Two directors of the Company, not members of management, serve as the Audit Committee of the Board of Directors and are the principal means through which the Board supervises the performance of the financial reporting duties of management. The Audit Committee meets with management and the Company's independent auditors several times a year to review the results of external audits of the Company and to discuss plans for future audits. At these meetings, the Audit Committee also meets privately with the independent auditors to assure its free access to them.

   The Company's independent auditors, Arthur Andersen LLP, audited the financial statements prepared by the management of Newell Rubbermaid Inc. Their opinion on these statements is presented below.

             Dale L. Matschullat           Jeffrey J. Burbach
             Vice President - Finance      Vice President - Controller


   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

   To the Stockholders of Newell Rubbermaid Inc.:

   We have audited the accompanying consolidated balance sheets of Newell Rubbermaid Inc. (a Delaware corporation) and subsidiaries as of December 31, 1999, 1998 and 1997, and the related consolidated statements of income, stockholders' equity and comprehensive income and cash flows for each of the three years in the period ended December 31, 1999. We did not audit the financial statements of Rubbermaid Incorporated for the two years in the period ended December 31, 1998. Rubbermaid was acquired on March 24, 1999 in a transaction accounted for as a pooling of interests, as discussed in note 1 to the consolidated financial statements. Such statements are included in the consolidated financial statements of Newell Rubbermaid Inc. and subsidiaries and reflect total assets and total revenues of 34 percent and 40 percent, respectively, in 1998 and 33 percent and 41 percent, respectively, in 1997 of the related consolidated totals. These statements were audited by other auditors whose report has been furnished to us and our opinion, insofar as it relates to the amounts included for Rubbermaid Incorporated, is based solely upon the report of the other auditors. These consolidated financial statements are the responsibility of Newell Rubbermaid Inc.'s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

   In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of Newell Rubbermaid Inc. and subsidiaries as of December 31, 1999, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

   Milwaukee, Wisconsin,
   January 26, 2000

                                   Arthur Andersen LLP

   INDEPENDENT AUDITORS' REPORT


   Shareholders and Board of Directors
   Rubbermaid Incorporated:

   We have audited the consolidated balance sheets of Rubbermaid Incorporated and subsidiaries (the Company) as of January 1, 1999 and December 31, 1997, and the related consolidated statements of earnings, shareholders' equity and comprehensive income, and cash flows for each of the years in the two-year period ended January 1, 1999 (the consolidated financial statements are not included herein). These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Rubbermaid Incorporated and subsidiaries as of January 1, 1999 and December 31, 1997, and the results of their operations and their cash flows for each of the years in the two-year period ended January 1, 1999, in conformity with generally accepted accounting principles.



   Cleveland, Ohio
   February 5, 1999, except as to note 15,
        which is as of March 24, 1999


      CONSOLIDATED STATEMENTS OF INCOME

         Year Ended December 31,                                          1999             1998             1997
         ---------------------------------------------------------------------------------------------------------
         (In thousands, except per share data)
         Net sales                                                   $ 6,413,074     $ 6,183,674       $ 5,641,441
         Cost of products sold                                         4,671,875       4,360,860         4,005,958
                                                                      --------------------------------------------
                Gross Income                                           1,741,199       1,822,814         1,635,483
         Selling, general and administrative expenses                  1,104,491         967,916           838,877
         Restructuring costs                                             246,381         115,154            37,200
         Goodwill amortization and other                                  46,722          59,405           119,743
                                                                      --------------------------------------------
                Operating Income                                         343,605         680,339           639,663
         Nonoperating (income) expenses:
             Interest expense                                            100,021         100,514           114,357
             Other, net                                                   12,645        (237,148)          (19,284)
                                                                      --------------------------------------------
                Net Nonoperating (Income) Expenses                       112,666        (136,634)           95,073
                                                                      --------------------------------------------
                Income Before Income Taxes                               230,939         816,973           544,590
         Income taxes                                                    135,502         335,139           222,973
                                                                      --------------------------------------------
                Net Income                                           $    95,437     $   481,834       $   321,617
                                                                      ============================================
         Earnings per share
             Basic                                                         $0.34           $1.72             $1.15
             Diluted                                                       $0.34           $1.70             $1.14







       CONSOLIDATED STATEMENTS OF CASH FLOWS

       Year Ended December 31,                                              1999             1998              1997
       -----------------------------------------------------------------------------------------------------------------
       (in thousands)
       OPERATING ACTIVITIES
       Net income                                                           $  95,437        $ 481,834         $ 321,617
       Adjustments to reconcile net income to net cash
          provided by operating activities:
          Depreciation and amortization                                       271,731          263,804           247,827
          Deferred income taxes                                                (9,600)          81,734            68,482
       Net gains on:
              Marketable equity securities                                        700         (116,800)           (1,723)
              Sales of businesses                                                   -          (24,529)                -
          Write-off of assets                                                       -            4,288            83,365
          Non-cash restructuring charges                                      100,924           45,800            16,000
          Other                                                                51,748           24,075            27,597
       Changes in current accounts,
          excluding the effects of acquisitions:
          Accounts receivable                                                 (16,137)          39,619            44,250
          Inventories                                                          52,662          (37,142)            2,388
          Other current assets                                                (41,793)         (29,906)          (30,444)
          Accounts payable                                                     14,617          (72,020)           (8,249)
          Accrued liabilities and other                                        33,662         (183,367)         (137,989)
                                                                             -------------------------------------------
              NET CASH PROVIDED BY OPERATING ACTIVITIES                       553,951          477,390           633,121

       INVESTING ACTIVITIES
       Acquisitions, net                                                     (345,934)        (654,591)         (467,473)
       Expenditures for property, plant and equipment                        (200,066)        (318,731)         (249,042)
       Purchase of marketable equity securities                                     -          (26,056)                -
       Sales of businesses, net of taxes paid                                       -          224,487                 -
       Sales of marketable securities, net of taxes paid                       14,328          303,869             6,389
       Disposals of non-current assets and other                                  720            9,773             6,921
                                                                             -------------------------------------------
              NET CASH USED IN INVESTING ACTIVITIES                          (530,952)        (461,249)         (703,205)
              FINANCING ACTIVITIES
       Proceeds from issuance of debt                                         803,298          676,759           158,518
       Proceeds from the issuance of company-obligated mandatorily                  -                -           500,000
          redeemable convertible preferred
       Proceeds from exercised stock options and other                         27,411            4,089             6,202
       Payments on notes payable and long-term debt                          (608,573)        (546,603)         (277,870)
       Redemption of stock                                                          -                -            (3,177)
       Cash dividends                                                        (225,774)        (212,486)         (193,220)
                                                                             -------------------------------------------
              NET CASH (USED IN) PROVIDED BY
              FINANCING ACTIVITIES                                             (3,638)         (78,241)          190,453
       Exchange rate effect on cash                                            (3,751)          (1,477)           (2,200)
                                                                             -------------------------------------------
              INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                 15,610          (63,577)          118,169
       Cash and cash equivalents at beginning of year                          86,554          150,131            31,962
                                                                             -------------------------------------------
              CASH AND CASH EQUIVALENTS AT END OF YEAR                      $ 102,164          $86,554          $150,131
                                                                             ===========================================
       Supplemental cash flow disclosures -
          Cash paid during the year for:
              Income taxes                                                   $201,558         $280,902          $198,102
              Interest                                                        124,786          103,831           102,677

       See notes to consolidated financial statements.




         CONSOLIDATED BALANCE SHEETS

         December 31,                                                         1999             1998             1997
         -------------------------------------------------------------------------------------------------------------
         (In thousands)
         Assets
         Current Assets
             Cash and cash equivalents                                    $  102,164       $   86,554        $ 150,131
             Accounts receivable, net                                      1,178,423        1,078,530          935,657
             Inventories, net                                              1,034,794        1,033,488          902,978
             Deferred income taxes                                           250,587          108,192          157,132
             Prepaid expenses and other                                      172,601          143,885          103,181
                                                                          --------------------------------------------
                Total Current Assets                                       2,738,569        2,450,649        2,249,079
         Marketable Equity Securities                                         10,799           19,317          307,121
         Other Long-Term Investments                                          65,905           57,967           51,020
         Other Assets                                                        335,699          267,073          240,573
         Property, Plant and Equipment, Net                                1,548,191        1,627,090        1,410,522
         Trade Names and Goodwill, Net                                     2,024,925        1,867,059        1,516,933
                                                                          --------------------------------------------
                Total Assets                                              $6,724,088       $6,289,155       $5,775,248
                                                                          ============================================

         Liabilities and Stockholders' Equity
         Current Liabilities
             Notes payable                                                   $97,291          $94,634         $226,642
             Accounts payable                                                376,596          322,080          299,351
             Accrued compensation                                            113,373          110,471          107,767
             Other accrued liabilities                                       892,481          610,618          524,658
             Income taxes                                                          -           26,744           52,478
             Current portion of long-term debt                               150,142            7,334           31,559
                                                                          --------------------------------------------
                Total Current Liabilities                                  1,629,883        1,171,881        1,242,455
         Long-Term Debt                                                    1,455,779        1,393,865          989,694
         Other Non-Current Liabilities                                       354,107          374,293          332,278
         Deferred Income Taxes                                                85,655            4,527           41,052
         Minority Interest                                                     1,658             857             8,352
         Company-Obligated Mandatorily Redeemable Convertible                500,000          500,000          500,000
             Preferred Securities of a Subsidiary Trust
         Stockholders' Equity
             Common Stock ($1 par value) -                                   282,026          281,747          281,338
                Authorized shares:
                1999 - 800.0 million
                1998 - 400.0 million
                1997 - 400.0 million
                Outstanding shares:
                1999 - 282.0 million
                1998 - 281.7 million
                1997 - 281.3 million
             Additional paid-in capital                                      210,352          183,102          164,842
             Retained earnings                                             2,334,609        2,465,064        2,195,716
             Accumulated other comprehensive income                        (129,981)         (86,181)           19,521
                                                                          --------------------------------------------
                Total Stockholders' Equity                                 2,697,006        2,843,732        2,661,417
                                                                          --------------------------------------------
                Total Liabilities and Stockholders' Equity                $6,724,088       $6,289,155       $5,775,248
                                                                          ============================================
     See notes to consolidated financial statements.



     CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME

                                                                                                                    Current
                                                                  Additional                  Accumulated Other       Year
                                                      Common        Paid-In       Retained      Comprehensive     Comprehensive
                                                       Stock      Capital(1)      Earnings         Income            Income
 ------------------------------------------------------------------------------------------------------------------------------
 (In thousands, except per share data)
 BALANCE AT DECEMBER 31, 1996                        $ 280,973       $161,855    $2,067,319         $3,575

 Net income                                                           321,617                                       $ 321,617
 Other comprehensive income:

 Unrealized  gain  on  securities  available  for                                                   42,244             42,244
     sale, net of $29.2 million tax
 Foreign currency translation adjustments                                                          (26,298)           (26,298)
                                                                                                                    ---------
        Total comprehensive income                                                                                  $ 337,563
                                                                                                                    =========
 Cash dividends:
 Common stock $.70 per share                                                       (193,220)
 Common stock repurchased                                              (2,575)
 Exercise of stock options                                 365          6,164
 Other                                                                   (602)
                                                      --------------------------------------------------------
 BALANCE AT DECEMBER 31, 1997                          281,338        164,842     2,195,716         19,521

 Net income                                                                         481,834                         $ 481,834
 Other comprehensive income:
 Unrealized gain on securities available for                                                        33,850             33,850
     sale, net of $23.5 million tax
 Reclassification adjustment  for gains  realized
     in net income, net of $74.7 million tax                                                      (116,800)          (116,800)
 Foreign currency translation adjustments                                                          (22,752)           (22,752)
                                                                                                                    ---------
        Total comprehensive income                                                                                  $ 376,132
                                                                                                                    =========
 Cash dividends:
 Common stock $.76 per share                                                       (212,486)
 Exercise of stock options                                 409         22,890
 Other                                                                 (4,630)
                                                      ---------------------------------------------------------
 Balance at December 31, 1998                          281,747        183,102     2,465,064        (86,181)

 Net income                                                                          95,437                          $ 95,437
 Other comprehensive income:

 Unrealized gain on securities available for
     sale, net of $2.3 million tax                                                                   3,545              3,545

 Reclassification adjustment  for losses realized
     in net income, net of $0.4 million tax                                                            700                700
 Foreign currency translation adjustments                                                          (48,045)           (48,045)
                                                                                                                    ---------
        Total comprehensive income                                                                                  $  51,637
                                                                                                                    =========
 Cash dividends:
        Common stock $.80 per share                                                (225,774)
 Exercise of stock options                                 279         24,015
 Other                                                                  3,235          (118)
                                                      ---------------------------------------------------------
 Balance at December 31, 1999                         $282,026      $ 210,352   $ 2,334,609     $ (129,981)
                                                      =========================================================


 (1)  Net of treasury stock (at cost) of $2,760, $21,607 and $34,667 as of December 31, 1999, 1998 and 1997,
 respectively.

 See notes to consolidated financial statements.

   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 1999, 1998 AND
   1997

   1.   SIGNIFICANT ACCOUNTING POLICIES

   PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of Newell Rubbermaid Inc. and its majority owned subsidiaries (the "Company") after elimination of intercompany accounts and transactions.

   On March 24, 1999, Newell Co. ("Newell") completed a merger with Rubbermaid Incorporated ("Rubbermaid") in which Rubbermaid became a wholly owned subsidiary of Newell. Simultaneously with the consummation of the merger, Newell changed its name to Newell Rubbermaid Inc. The merger was accounted for as a pooling of interests and the financial statements have been restated to retroactively combine Rubbermaid's financial statements with those of Newell as if the merger had occurred at the beginning of the earliest period presented.

   USE OF ESTIMATES: The preparation of these financial statements required the use of certain estimates by management in determining the Company's assets, liabilities, revenue and expenses and related disclosures. Actual results could differ from those estimates.

   REVENUE RECOGNITION: Sales of merchandise are recognized upon shipment to customers.

   DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS: The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

        LONG-TERM DEBT: The fair value of the Company's long-term debt issued under the Medium-term note program is estimated based on quoted market prices which approximate cost. All other significant long-term debt is pursuant to floating rate instruments whose carrying amounts approximate fair value.

        COMPANY-OBLIGATED MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED SECURITIES OF A SUBSIDIARY TRUST: The fair value of the $500.0 million Company-Obligated Mandatorily Redeemable Convertible Preferred Securities of a Subsidiary Trust was $381.9 million at December 31, 1999 based on quoted market prices.

   CASH AND CASH EQUIVALENTS: Cash and highly liquid short-term investments having a maturity of three years or less.

   ALLOWANCES FOR DOUBTFUL ACCOUNTS: Allowances for doubtful accounts at December 31 totaled $41.9 million in 1999, $34.2 million in 1998 and $30.1 million in 1997.

   INVENTORIES: Inventories are stated at the lower of cost or market value. Cost of certain domestic inventories (approximately 72%, 72% and 81% of total inventories at December 31, 1999, 1998 and 1997, respectively) was determined by the "last-in, first-out" ("LIFO")

   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 1999, 1998 AND
   1997

   method; for the balance, cost was determined using the "first-in, first-out" ("FIFO") method. If the FIFO inventory valuation method had been used exclusively, inventories would have increased by $11.4 million, $14.2 million and $44.5 million at December 31, 1999, 1998 and 1997, respectively.

   The components of inventories, net of the LIFO reserve, were as follows:

    December 31,                      1999       1998       1997
    --------------------------------------------------------------
    (In millions)
    Materials and supplies         $   240.0   $  223.8    $ 202.2
    Work in process                    149.5      137.2      117.7
    Finished products                  645.3      672.5      583.1
                                   -------------------------------
                                   $ 1,034.8   $1,033.5    $ 903.0
                                   ===============================

   Inventory reserves (excluding LIFO reserves) at December 31 totaled $119.4 million in 1999, $113.8 million in 1998 and $119.2 million in 1997.

   OTHER LONG-TERM INVESTMENTS: The Company has a 49% ownership interest in American Tool Companies, Inc., a manufacturer of hand tools and power tool accessory products marketed primarily under the Vise-Grip{R} and Irwin{R} trademarks. This investment is accounted for on the equity method with a net investment of $65.9 million at December 31, 1999.

   LONG-TERM MARKETABLE EQUITY SECURITIES: Long-term Marketable Equity Securities classified as available for sale are carried at fair value with adjustments to fair value reported separately, net of tax, as a component of stockholders' equity (and excluded from earnings). Gains and losses on the sales of Long-term Marketable Equity Securities are based upon the average cost of securities sold. On March 8, 1998, the Company sold 7,862,300 shares it held in The Black & Decker Corporation. The Black & Decker transaction resulted in net proceeds of approximately $378.3 million and a net pre-tax gain, after fees and expenses, of approximately $191.5 million. Long-term Marketable Equity Securities are summarized as follows:

    December 31,                      1999       1998       1997
    --------------------------------------------------------------
    (In millions)
    Aggregate market value             $10.8      $19.3     $307.1
    Aggregate cost                      10.6       26.0      176.8
    Unrealized pre-tax gain (loss)    $  0.2      $(6.7)    $130.3

   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 1999, 1998 AND
   1997

   PROPERTY, PLANT AND EQUIPMENT: Property, plant and equipment consisted of the following:

    December 31,                       1999         1998         1997
    -------------------------------------------------------------------
    (In millions)
    Aggregate market value           $    10.8    $    19.3   $   307.1
    Land                             $    63.4    $    62.1   $    63.8
    Buildings and improvements           691.3        721.9       578.4
    Machinery and equipment            2,200.7      2,166.9     1,873.1
                                      ---------------------------------
                                       2,955.4      2,950.9     2,515.3
                                      =================================
    Allowance for Depreciation        (1,407.2)    (1,323.8)   (1,104.8)
                                      ---------------------------------
                                     $ 1,548.2    $ 1,627.1   $ 1,410.5
                                      =================================


   Replacements and improvements are capitalized. Expenditures for maintenance and repairs are charged to expense. The components of depreciation are provided by annual charges to income calculated to amortize, principally on the straight-line basis, the cost of the depreciable assets over their depreciable lives. Estimated useful lives determined by the Company are: buildings and improvements (5-40 years) and machinery and equipment (2-15 years).

   TRADE NAMES AND GOODWILL: The cost of trade names and goodwill represents the excess of cost over identifiable net assets of businesses acquired. The Company does not allocate such excess cost to trade names separate from goodwill. In addition, the Company may allocate excess cost to other identifiable intangible assets and record such intangible assets in Other Assets (long-term). Trade names and goodwill are amortized over 40 years and other identifiable intangible assets are amortized over 5 to 40 years. Trade names and goodwill and other identifiable intangible assets, respectively, consisted of the following:

   NET TRADE NAMES AND GOODWILL

    December 31,                         1999        1998        1997
    -------------------------------------------------------------------
    (In millions)

    Cost                              $ 2,270.5   $ 2,068.7   $ 1,669.3
    Accumulated amortization             (245.6)     (201.6)     (152.4)
                                      ---------------------------------
                                      $ 2,024.9   $ 1,867.1   $ 1,516.9
                                      =================================

   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 1999, 1998 AND
   1997

   NET OTHER IDENTIFIABLE INTANGIBLE ASSETS(1)

    December 31,                         1999        1998        1997
    -------------------------------------------------------------------
    (In millions)

    Cost                                 $ 93.0     $ 131.2     $ 118.6
    Accumulated amortization              (34.3)      (37.6)      (37.9)
                                         ------------------------------
                                         $ 58.7     $  93.6     $  80.7
                                        ==============================

   (1)  Recorded in Other Assets

   LONG-LIVED ASSETS: Subsequent to an acquisition, the Company periodically evaluates whether later events and circumstances have occurred that indicate the remaining estimated useful life of long-lived assets may warrant revision or that the remaining balance of long-lived assets may not be recoverable. If factors indicate that long-lived assets should be evaluated for possible impairment, the Company would use an estimate of the relevant business' undiscounted net cash flow over the remaining life of the long-lived assets in measuring whether the carrying value is recoverable. An impairment loss would be measured by reducing the carrying value to fair value, based on a discounted cash flow analysis.

   ACCRUED LIABILITIES:  Accrued Liabilities included the following:

    December 31,                         1999       1998       1997
    -----------------------------------------------------------------
    (In millions)

    Customer accruals                 $ 296.6    $ 190.2     $ 167.6
    Accrued self-insurance liability     92.0       80.2        53.8


   Customer accruals are promotional allowances and rebates given to customers in exchange for their selling efforts. The self-insurance accrual is primarily for workers' compensation and product liability and is estimated based upon historical claim experience.

   FOREIGN CURRENCY TRANSLATION: Foreign currency balance sheet accounts are translated into U.S. dollars at the rates of exchange in effect at fiscal year end. Income and expenses are translated at the average rates of exchange in effect during the year. The related translation adjustments are made directly to a separate component of stockholders' equity. International subsidiaries operating in highly inflationary economies translate non-monetary assets at historical rates, while net monetary assets are translated at current rates, with the resulting translation adjustment included in net income as other nonoperating (income) expenses. Foreign currency transaction gains and losses were immaterial in 1999, 1998 and 1997.

   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 1999, 1998 AND
   1997

   ADVERTISING COSTS: The company expenses advertising costs as incurred, including cooperative advertising programs with customers. Total advertising expense was $305.2 million, $281.5 million and $239.1 million for 1999, 1998 and 1997, respectively. Cooperative advertising is recorded in the financial statements as a reduction of sales because it is viewed as part of the negotiated price of its products. All other advertising costs are charged to selling, general and administrative expenses.

   RESEARCH AND DEVELOPMENT COSTS: Research and development costs relating to both future and present products are charged to selling, general and administrative expenses as incurred. These costs aggregated $49.9 million, $44.5 million and $41.2 million in 1999, 1998 and 1997, respectively.

   EARNINGS PER SHARE: The earnings per share amounts are computed based on the weighted average monthly number of shares outstanding during the year. "Basic" earnings per share is calculated by dividing net income by weighted average shares outstanding. "Diluted" earnings per share is calculated by dividing net income by weighted average shares outstanding, including the assumption of the exercise and/or conversion of all potentially dilutive securities ("in the money" stock options and company-obligated mandatorily redeemable convertible preferred securities of a subsidiary trust.)

   A reconciliation of the difference between basic and diluted earnings per share for the years ended December 31, 1999, 1998 and 1997, respectively, is shown below:

                                                                  "In the                          Convertible
                                                  Basic            Money"            Preferred       Diluted
     1999                                         Method       Stock Options        Securities        Method
     ------------------------------------------------------------------------------------------------------------
     (In millions, except per share data)
     Net Income                                   $ 95.4               -                 -            $ 95.4
     Weighted average share outstanding            281.8               -                 -             281.8
     Earnings per share                           $  0.34              -                 -            $  0.34(1)


     (1) Diluted earnings per share for 1999 exclude the impact of "in the money" stock options and convertible preferred securities because they are anti-dilutive.

   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 1999, 1998 AND 1997

                                                                    "In the                           Convertible
                                                  Basic          Money" Stock        Preferred          Diluted
     1998                                         Method          Options           Securities          Method
     -------------------------------------------------------------------------------------------------------------
     (In millions, except per share data)
     Net Income                                   $481.8               -              $15.7             $497.5
     Weighted average
        share outstanding                          280.7              1.3               9.9              291.9
     Earnings per share                           $  1.72                                -              $  1.70


                                                                    "In the                           Convertible
                                                   Basic          Money"Stock         Preferred         Diluted
       1997                                       Method            Options          Securities         Method
     -------------------------------------------------------------------------------------------------------------
     (In millions, except per share data)

     Net Income                                   $321.6               -               $0.8             $322.4
     Weighted average
        share outstanding                          280.3              0.9              0.5               281.7
     Earnings per share                           $  1.15              -                -               $  1.14


   COMPREHENSIVE INCOME: In 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," which requires companies to report all changes in equity during a period, except those resulting from investment by owners and distribution to owners, in a financial statement for the period in which they are recognized. Comprehensive Income and Accumulated Other Comprehensive Income encompasses net income, net after-tax unrealized gains on securities available for sale and foreign currency translation adjustments in the Consolidated Statements of Stockholders' Equity and Comprehensive Income.

   The following table displays the components of Accumulated Other Comprehensive Income:

                                                                                        Accumulated
                                            Unrealized              Foreign                Other
                                           Gains/(Losses)           Currency            Comprehensive
                                           on Securities          Translation              Income
   --------------------------------------------------------------------------------------------------
   (In millions)
   Balance at Dec. 31, 1996                    $ 36.6                $(33.0)               $   3.6
   Current year change                           42.2                 (26.3)                  15.9
                                               ---------------------------------------------------
   Balance at Dec. 31, 1997                      78.8                 (59.3)                  19.5
   Current year change                          (82.9)                (22.8)                (105.7)
                                               ---------------------------------------------------
   Balance at Dec. 31, 1998                      (4.1)                (82.1)                 (86.2)
   Current year change                            4.2                 (48.0)                 (43.8)
                                               ---------------------------------------------------
   Balance at Dec. 31, 1999                    $  0.1               $(130.1)               $(130.0)
                                               ===================================================

   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 1999, 1998 AND
   1997

   NEW ACCOUNTING PRONOUNCEMENTS: Effective January 1, 2001, the Company will adopt SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." Management believes that the adoption of this statement will not be material to the consolidated financial statements.

   Reclassifications: Certain 1998 and 1997 amounts have been reclassified to conform with the 1999 presentation.


   2.   ACQUISITIONS OF BUSINESSES

   1997
   ----

   On March 5, 1997, the Company purchased Insilco Corporation's Rolodex business unit ("Rolodex"), a marketer of office products including card files, personal organizers and paper punches. Rolodex was integrated into the Company's Newell Office Products division.

   On May 30, 1997, the Company acquired Cooper Industries Incorporated's Kirsch business ("Kirsch"), a manufacturer and distributor of drapery hardware and custom window coverings in the United States and international markets. The Kirsch North American operations were combined with the Newell Window Furnishings and Levolor Home Fashions divisions. The European operations of Kirsch exist as a separate division called Newell Window Fashions Europe.

   For these and for other minor acquisitions, the Company paid $514.2 million in cash and assumed $4.3 million of debt. The transactions were accounted for as purchases; therefore, results of operations are included in the accompanying consolidated financial statements since their respective dates of acquisition. The acquisition costs were allocated to the fair market value of the assets acquired and liabilities assumed and resulted in trade names and goodwill of approximately $363.3 million.

   1998
   ----

   On January 21, 1998, the Company acquired Curver Consumer Products ("Curver"). Curver is a manufacturer and marketer of plastic housewares in Europe. Curver operates as part of Rubbermaid Europe.

   On March 27, 1998, the Company acquired Swish Track and Pole ("Swish") from Newmond PLC. Swish is a manufacturer and marketer of decorative and functional window furnishings in Europe and operates as part of Newell Window Fashions Europe.

   On May 19, 1998, the Company acquired certain assets of Century Products ("Century"). Century is a manufacturer and marketer of infant

   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 1999, 1998 AND
   1997

   products such as car seats, strollers and infant carriers and operates as part of the Graco/Century division.

   On June 30, 1998, the Company purchased Panex S.A. Industria e
   Comercio ("Panex"), a manufacturer and marketer of aluminum cookware products based in Brazil. Panex operates as part of the Mirro division.

   On August 31, 1998, the Company purchased the Gardinia Group
   ("Gardinia"), a manufacturer and supplier of window treatments based in Germany. Gardinia operates as part of Newell Window Fashions Europe.

   On September 30, 1998, the Company purchased the Rotring Group ("Rotring"), a manufacturer and supplier of writing instruments, drawing instruments, art materials and color cosmetic products based in Germany. The writing and drawing instruments portion of Rotring operates as part of the Sanford International division. The art materials portion of Rotring operates as part of the Sanford North America division. The color cosmetic products portion of Rotring operates as a separate U.S. division, Cosmolab.

   For these and for other minor acquisitions, the Company paid $615.7 million in cash and assumed $99.5 million of debt. The transactions were accounted for as purchases; therefore, results of operations are included in the accompanying consolidated financial statements since their respective dates of acquisition. The acquisition costs were allocated on a preliminary basis to the fair market value of the assets acquired and liabilities assumed and resulted in trade names and goodwill of approximately $387.1 million.

   The Company began to formulate an integration plan for these acquisitions as of their respective acquisition dates.

   The integration plan for Curver was finalized during the first quarter of 1999 and resulted in no integration liabilities included in the purchase price. The Company's integration plans combined Curver into Rubbermaid Europe. The integration plans for Century and Panex were finalized during the second quarter of 1999 and resulted in total integration liabilities of $3.7 million for exit costs and employee terminations. The Company's integration plans combined Century into Graco and Panex into Mirro. The integration plans for Gardinia and Rotring were finalized during the third quarter of 1999 and resulted in total integration liabilities of $80.1 million for exit costs and employee terminations. The Company's integration plans combined Gardinia into

   Newell Window Fashions Europe and Rotring into Sanford International and Sanford North America.

   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 1999, 1998 AND
   1997

   1999
   ----

   On April 2, 1999, the Company purchased Ateliers 28 ("Ateliers"), a manufacturer and marketer of decorative and functional drapery hardware in Europe. Ateliers operates as part of Newell Window
   Fashions Europe.

   On October 18, 1999, the Company purchased a controlling interest in Reynolds S.A. ("Reynolds"), a manufacturer and marketer of writing instruments in Europe. Reynolds operates as part of the Sanford International division. As of December 31, 1999, the Company owns 100% of Reynolds.

   On October 29, 1999, the Company acquired the consumer products division of McKechnie plc ("McKechnie"), a manufacturer and marketer of drapery hardware and window furnishings, shelving and storage products, cabinet hardware and functional trims. The drapery hardware and window furnishings portion of McKechnie is operated as part of Newell Window Fashions Europe. The remaining portion of McKechnie operates as a separate European division, Newell Hardware Europe.

   On December 29, 1999, the Company acquired Ceanothe Holding
   ("Ceanothe"), a manufacturer of picture frames and photo albums in Europe. Ceanothe operates as a separate European division, Newell Frames and Albums Europe.

   For these and for other minor acquisitions, the Company paid $392.5 million in cash and assumed $56.4 million of debt. The transactions were accounted for as purchases; therefore, results of operations are included in the accompanying consolidated financial statements since their respective dates of acquisition. The acquisition costs were allocated on a preliminary basis to the fair market value of the assets acquired and liabilities assumed and resulted in trade names and goodwill of approximately $236.8 million.

   The Company's finalized integration plans may include exit costs for certain plants and product lines and employee terminations associated with the integration of Ateliers into Newell Window Fashions Europe, Reynolds into Sanford International, McKechnie into Newell Window Fashions Europe and Newell Hardware Europe, and Ceanothe into Newell Frames and Albums Europe. The final adjustments to the purchase price allocations are not expected to be material to the consolidated financial statements.

   The unaudited consolidated results of operations for the year ended December 31, 1999 and 1998 on a pro forma basis, as though the Curver, Swish, Century, Panex, Gardinia, Rotring, Ateliers, Reynolds,
   McKechnie and Ceanothe businesses had been acquired on January 1, 1998, are as follows:

   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 1999, 1998 AND
   1997

    Year Ended December 31,                     1999           1998
    -----------------------------------------------------------------
    (In millions, except per share amounts)

    Net sales                                 $6,701.1       $6,961.5
    Net income                                    98.2          477.9
    Earnings per share (basic)                $    0.35      $    1.70

   MERGERS

   On May 7, 1998, a subsidiary of the Company merged with Calphalon Corporation ("Calphalon"), a manufacturer and marketer of gourmet cookware. The Company issued approximately 3.1 million shares of common stock for all of the common stock of Calphalon. This transaction was accounted for as a pooling of interests; therefore, prior financial statements were restated to reflect this merger. Calphalon now operates as its own division.

   On March 24, 1999, the Company completed the Rubbermaid merger. The merger qualified as a tax-free exchange and was accounted for as a pooling of interests. Newell issued .7883 Newell Rubbermaid shares for each outstanding share of Rubbermaid common stock. A total of 119.0 million shares (adjusted for fractional and dissenting shares) of the Company's common stock were issued as a result of the merger, and Rubbermaid's outstanding stock options were converted into options to purchase approximately 2.5 million Newell Rubbermaid common shares.

   No adjustments were made to the net assets of the combining companies to adopt conforming accounting practices or fiscal years other than adjustments to eliminate the accounting effects related to Newell's purchase of Rubbermaid's office products business ("Eldon") in 1997. Because the Newell Rubbermaid merger was accounted for as a pooling of interests, the accounting effects of Newell's purchase of Eldon have been eliminated as if Newell had always owned it.

   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 1999, 1998 AND
   1997

   The following table presents a reconciliation of net sales and net income (loss) for Newell, Rubbermaid and Calphalon individually to those presented in the accompanying consolidated financial statements:

    Year Ended December 31,              1999        1998       1997
    ------------------------------------------------------------------
    (In millions, except per share
    amounts)

    Net sales                          $3,881.0    $3,613.5   $3,234.3
       Newell
       Rubbermaid                       2,408.1     2,463.6    2,305.2
       Calphalon                          124.0       106.6      101.9
                                       -------------------------------
                                       $6,413.1    $6,183.7   $5,641.4
                                       ===============================
    Net income (loss):
       Newell                         $   273.1   $   405.9    $ 279.0
       Rubbermaid                        (189.8)       82.9       39.9
       Calphalon                           12.1        (7.0)       2.7
                                       -------------------------------
                                     $     95.4   $   481.8    $ 321.6

   DIVESTITURES

   On April 29, 1998, the Company sold its Decora decorative coverings product line. On August 21, 1998, the Company sold its Stuart Hall school supplies and stationery business. On September 9, 1998, the Company sold its Newell Plastics plastic storage and serveware business. The pre-tax net gain on the sales of these businesses was $59.8 million, which was primarily offset by non-deductible goodwill, resulting in a net after-tax gain of $15.1 million. Sales for these businesses prior to their divestitures were approximately $131 million in 1998 and $229 million in 1997.


   3.   RESTRUCTURING COSTS

   1997
   ----

   During 1997, the Company recorded pre-tax charges of $37.2 million ($22.7 million after taxes) of restructuring costs. These charges included $16.0 million of non-cash charges recorded by Rubbermaid to revise the estimate of costs for their 1995 restructuring program related to impaired fixed assets. As a result of the merger with Rubbermaid, Newell reversed the accounting effects of its acquisition of Rubbermaid's office products business ("Eldon"). The elimination of the accounting effects resulted in the Company recording $21.2 million restructuring charge to reflect costs for plant closure ($1.4 million), product line discontinuance ($15.7 million, including $5.5 million for fixed asset and mold impairments associated with the discontinued product lines and $7.1 million to write-off packaging that could no longer be used in accordance with the asset purchase agreement) and employee termination costs ($4.1 million) related to

   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 1999, 1998 AND
   1997

   the integration of Eldon into the Newell Office Products division. These costs had previously been reflected in the purchase price allocation of the business. This restructuring program was completed by December 31, 1998 and no reserves remain.

   1998
   ----

   During January 1998, Rubbermaid announced a series of restructuring initiatives to establish a central global procurement organization and to consolidate, automate and/or relocate its worldwide manufacturing and distribution operations. During 1998, Rubbermaid recorded pre-tax charges of $115.2 million ($74.9 million after tax). The 1998 restructuring charge included $16.0 million relating to employee severance and termination benefits for approximately 600 sales and administrative employees, $53.4 million for costs to exit business activities at five facilities and $45.8 million to write-down impaired long-lived assets to their fair value. The $53.4 million charge for costs to exit business activities related to exit plans for the closure of a plastics houseware molding and warehouse operation in the State of New York, the closure of a commercial play systems warehouse and manufacturing facility in Australia, the closure of a cleaning products manufacturing operation in North Carolina, the elimination of Rubbermaid's Asia Pacific regional headquarters and the related joint venture in Japan and the closure of a distribution facility in France. The exiting of the operations described above necessitated a revaluation of cash flows related to those operations, resulting in the $45.8 million charge to write-down $26.0 million of fixed assets and $19.8 million of goodwill to fair value. Rubbermaid determined that the future cash flows on an undiscounted basis (before taxes and interest) were not sufficient to cover the carrying value of the long-lived assets affected by those decisions. Management determined the fair value of these assets using discounted cash flows. As of December 31, 1999, no reserves remain for the 1998 restructuring program.

   1999
   ----

   During 1999, the Company recorded pre-tax charges of $246.4 million ($195.7 million after tax), primarily related to the integration of the Rubbermaid businesses into Newell. The charges consist of $39.9 million in merger transaction costs, $101.9 million in employee severance and termination benefit costs and $104.6 million in facility and product line exit costs.

   The merger transaction costs relate primarily to investment banking, legal and accounting costs related to the merger between Newell and Rubbermaid. Employee severance and termination benefit costs related to benefits for approximately 750 employees terminated during 1999. Such costs include $80.9 million in termination payments in accordance with employment agreements made to former Rubbermaid executives and $21.0 million in severance and termination costs at Rubbermaid's

   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 1999, 1998 AND
   1997

   former headquarters ($5.5 million), Rubbermaid Home Products division ($6.9 million), Rubbermaid Europe division ($4.0 million), Little Tikes division ($2.7 million), Rubbermaid Commercial Products division ($0.7 million) and Newell divisions ($1.2 million). The facility and product line exit costs consist of $72.0 million of impaired Rubbermaid centralized computer software costs, which were abandoned as a result of converting Rubbermaid onto existing Newell centralized computer software, and $32.6 million in exit costs relating to discontinued product lines ($4.8 million), the closure of seven Rubbermaid facilities ($10.2 million), write-off of assets associated with abandoned projects ($10.3 million), write-off of impaired assets ($5.7 million) and other costs ($1.6 million).

   As of December 31, 1999, $17.9 million of reserves remain for the 1999 restructuring program. These reserves consist primarily of $6.9 million for exit costs associated with the closure of four facilities, $7.4 million in contractual future maintenance costs on abandoned Rubbermaid computer software, $3.0 million for exit costs associated with discontinued product lines at Little Tikes and $0.6 million for severance and termination benefits. Approximately $145.4 million of the restructuring charges recorded in 1999 have been or will be settled in cash in 2000.


   4.   CREDIT ARRANGEMENTS

   The Company has short-term foreign and domestic committed and uncommitted lines of credit with various banks which are available for short-term financing. Borrowings under the Company's uncommitted lines of credit are subject to discretion of the lender. The Company's lines of credit do not have a material impact on the Company's liquidity. Borrowings under these lines of credit at

   December 31, 1999 totaled $97.3 million. The following is a summary of borrowings under foreign and domestic lines of credit:

   December 31,                           1999       1998      1997
   -------------------------------------------------------------------
   (In millions)

   Notes payable to banks:
      Outstanding at year-end
      - borrowing                          $97.3      $94.6    $226.6
      - weighted average interest rate       6.8%       5.8%      5.6%

   Average for the year
      - borrowing                          $59.1     $144.7    $240.8
      - weighted average interest rate       9.9%       6.1%      5.6%

   Maximum borrowing
      outstanding during the year          $97.3     $205.1    $455.7

   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 1999, 1998 AND
   1997

   The Company can also issue commercial paper (as described in note 5 to the consolidated financial statements), as summarized below:

    Year Ended December 31,              1999        1998       1997
    -------------------------------------------------------------------
    (In millions)
    Commercial paper:
       Outstanding at year-end
       - borrowing                       $718.5      $500.2     $566.7
       - average interest rate              5.9%        5.5%       6.4%
       Average for the year              $534.9      $620.4     $979.7
       - borrowing
       - average interest rate              5.2%        5.5%       5.7%

       Maximum borrowing
          outstanding during the year    $807.0    $1,028.8   $1,618.2


   5.   LONG-TERM DEBT

   The following is a summary of long-term debt:

   December 31,                          1999        1998       1997
   --------------------------------------------------------------------
   (In millions)

   Medium-term notes                   $  859.5    $  883.5   $  413.0
   Commercial paper                       718.5       500.2      566.7
   Other long-term debt                    27.9        17.5       41.6
                                        ------------------------------
                                        1,605.9     1,401.2    1,021.3
   Current portion                       (150.1)       (7.3)     (31.6)
                                        -------------------------------
                                       $1,455.8   $ 1,393.9    $ 989.7
                                        ===============================

   During 1997, the Company amended its revolving credit agreement to increase the aggregate borrowing limit to $1,300.0 million. The revolving credit agreement will terminate in August 2002. At December 31, 1999, there were no borrowings under the revolving credit agreement.

   In lieu of borrowings under the Company's revolving credit agreement, the Company may issue up to $1,300.0 million of commercial paper. The Company's revolving credit agreement provides the committed backup liquidity required to issue commercial paper. Accordingly, commercial paper may only be issued up to the amount available for borrowing under the Company's revolving credit agreement. At December 31, 1999, $718.5 million (principal amount) of commercial paper was outstanding. The entire amount is classified as long-term debt because the total commercial paper is not expected to be repaid in 2000.

   The revolving credit agreement permits the Company to borrow funds on a variety of interest rate terms. This agreement requires, among other things, that the Company maintain a certain Total Indebtedness to

   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 1999, 1998 AND
   1997

   Total Capital Ratio, as defined in this agreement. As of December 31, 1999, the Company was in compliance with this agreement.

   The Company had outstanding at December 31, 1999 a total of $859.5 million (principal amount) of Medium-term notes. The maturities on these notes range from 5 to 30 years at an average interest rate of 6.24%.

   A new universal shelf registration statement became effective in July 1999. As of December 31, 1999, $750 million of Company debt and equity securities may be issued under the shelf.

   The aggregate maturities of Long-term Debt outstanding are as follows:

    December 31,                    Aggregate Maturities
    ----------------------------------------------------
    (In millions)

    2000                                 $ 150.1
    2001                                    16.3
    2002                                   818.7
    2003                                   115.5
    2004                                     0.1
    Thereafter                             505.2
                                       ---------
                                       $ 1,605.9
                                       =========

   6. COMPANY-OBLIGATED MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED SECURITIES OF A SUBSIDIARY TRUST

   In December 1997, a wholly owned subsidiary trust of the Company issued 10,000,000 of its 5.25% convertible quarterly income preferred securities (the "Convertible Preferred Securities"), with a liquidation preference of $50 per security, to certain institutional buyers. The Convertible Preferred Securities represent an undivided beneficial interest in the assets of the trust. Each of the Convertible Preferred Securities is convertible at the option of the holder into shares of the Company's Common Stock at the rate of 0.9865 shares of Common Stock for each preferred security (equivalent to the approximate conversion price of $50.685 per share of Common Stock), subject to adjustment in certain circumstances. Holders of the Convertible Preferred Securities are entitled to a quarterly cash distribution at the annual rate of 5.25% of the $50 liquidation preference. The Convertible Preferred Securities are subject to a guarantee by the Company and are callable by the Company initially at 103.15% of the liquidation preference beginning in December 2001 and decreasing over time to 100% of the liquidation preference beginning in December 2007.

   The trust invested the proceeds of this issuance of Convertible Preferred Securities in $500 million of the Company's 5.25% Junior Convertible Subordinated Debentures due 2027 (the "Debentures"). The

   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 1999, 1998 AND
   1997

   Debentures are the sole assets of the trust, mature on December 1, 2027, bear interest at the rate of 5.25%, payable quarterly and are redeemable by the Company beginning in December 2001. The Company may defer interest payments on the Debentures for a period not to exceed 20 consecutive quarters during which time distribution payments on the Convertible Preferred Securities are also deferred. Under this circumstance, the Company may not declare or pay any cash distributions with respect to its capital stock or debt securities that rank pari passu with or junior to the Debentures. The Company has no current intention to exercise its right to defer payments of interest on the Debentures.

   The Convertible Preferred Securities are reflected as outstanding in the Company's consolidated financial statements as Company-Obligated Mandatorily Redeemable Convertible Preferred Securities of a
   Subsidiary Trust.


   7.   DERIVATIVE FINANCIAL INSTRUMENTS

   The Company has only limited involvement with derivative financial instruments and does not use them for trading purposes. They are used to manage certain interest rate and foreign currency risks.

   The Company has entered into several interest rate swap agreements as a means of converting certain floating rate debt instruments into fixed rate debt. Cash flows related to these interest rate swap agreements are included in interest expense over the terms of the agreements, which range from three to seven years in maturity. At December 31, 1999, the Company had an outstanding notional principal amount of $522.1 million, with a net accrued interest receivable of $3.6 million. The termination value of these contracts is not included in the consolidated financial statements since these contracts represent the hedging of long-term activities to be amortized in future reporting periods.

   The Company utilizes forward exchange contracts to manage foreign exchange risk related to both known and anticipated intercompany and third-party commercial transaction exposures of one year duration or less.

   The Company also utilizes cross-currency swaps to hedge long-term intercompany transactions. The maturities on these cross-currency swaps range from three to five years.

   The following table summarizes the Company's forward exchange contracts and cross-currency swaps in U.S. dollars by major currency and contractual amount. The "buy" amounts represent the U.S. equivalent of commitments to purchase foreign currencies, and the "sell" amounts represent the U.S. equivalent of commitments to sell foreign currencies according to local needs in foreign subsidiaries.

   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 1999, 1998 AND
   1997

   The contractual amounts of significant forward exchange contracts and cross-currency swaps and their fair value were as follows:


    December 31,                   1999                     1998
    ------------------------------------------------------------------
    (In millions)
                             Buy          Sell          Buy     Sell
                           -------------------------------------------
    British pounds         $  1.1       $ 172.8      $  -     $  80.1
    Canadian dollars         71.1           -          71.1      18.8
    Euro                      4.9         490.8         0.4     449.6
    Japanese yen              -             4.1         -         -
    Swedish krona             -            12.5         -         -
    Swiss francs              8.0           -           -         -
                           ------------------------------------------
                           $ 85.1       $ 680.2      $ 71.5   $ 548.5
                           ==========================================
    Fair Value             $ 84.5       $ 665.7      $ 66.8   $ 560.0
                           ==========================================

   The Company's forward exchange contracts and cross-currency swaps do not subject the Company to risk due to foreign exchange rate movement, since gains and losses on these contracts generally offset losses and gains on the assets, liabilities and other transactions being hedged. The Company does not obtain collateral or other security to support derivative financial instruments subject to credit risk but monitors the credit standing of the counterparties.

   Gains and losses related to qualifying hedges of commercial and intercompany transactions are deferred and included in the basis of the underlying transactions. Derivatives used to hedge intercompany loans are marked to market with the corresponding gains or losses included in the consolidated statements of income.


   8.   LEASES

   The Company has minimum rental payments through the year 2018 under noncancelable operating leases as follows:

    December 31,              Minimum Payments
    ------------------------------------------
    (In millions)

    2000                           $ 44.4
    2001                             28.3
    2002                             19.3
    2003                             15.2
    2004                              9.7
    Thereafter                       12.4
                                  -------
                                  $ 129.3
                                  =======

   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 1999, 1998 AND
   1997

   Total rental expense for all operating leases was approximately $91.9 million, $79.7 million and $70.7 million in 1999, 1998 and 1997, respectively.


   9.   EMPLOYEE BENEFIT RETIREMENT PLANS

   The Company and its subsidiaries have noncontributory pension and profit sharing plans covering substantially all of their foreign and domestic employees. Pension plan benefits are generally based on years of service and/or compensation. The Company's funding policy is to contribute not less than the minimum amounts required by the Employee Retirement Income Security Act of 1974 or local statutes to assure that plan assets will be adequate to provide retirement benefits. The Company's common stock comprised $48.7 million, $69.3 million and $71.4 million of pension plan assets at December 31, 1999, 1998 and 1997, respectively.

   Total expense under all profit sharing plans was $12.3 million, $25.0 million, and $18.3 million for the years ended December 31, 1999, 1998 and 1997, respectively.

   In addition to the Company's pension and profit sharing plans, several of the Company's subsidiaries currently provide retiree health care benefits for certain employee groups.

   The following provides a reconciliation of benefit obligations, plan assets and funded status of the plans within the guidelines of SFAS No. 132:

                                                          Pension Benefits                 Other Postretirement Benefits
                                                     ---------------------------            ----------------------------
     December 31,                                    1999       1998        1997            1999       1998         1997
     ---------------------------------------------------------------------------------------------------------------------
     (In millions)
     Change in benefit obligation
     Benefit obligation at January 1                $ 691.1    $ 578.0     $ 484.7         $ 184.0    $ 175.2      $ 147.9
     Service cost                                      25.4       20.2        15.9             3.5        3.2          3.0
     Interest cost                                     50.1       43.9        38.7             2.6       12.8         11.9
     Amendments                                         6.5        2.2         0.1            (0.5)       -            -
     Actuarial (gain)/loss                            (59.6)      34.3        11.9            11.9        7.8          1.8
     Acquisitions                                      50.4       51.3        60.6             1.7        -           24.7
     Currency exchange                                 (5.0)      (0.3)        -               -          -            -
     Benefits paid from plan assets                   (49.8)     (38.5)      (33.9)          (16.9)     (15.0        (14.1)
                                                    ----------------------------------------------------------------------
     Benefit obligation at December 31              $ 709.1    $ 691.1     $ 578.0         $ 196.3    $ 184.0      $ 175.2
                                                    ======================================================================


     Change in plan assets
     Fair value of plan assets at January 1         $ 713.8    $ 738.4     $ 587.6         $   -      $   -      $     -
     Actual return on plan assets                     119.5       (5.9)      111.6             -          -            -
     Contributions                                     11.6        6.5         4.1            16.9       15.0         14.1
     Acquisitions                                      62.3       14.1        69.1             -          -            -
     Currency exchange                                  1.2       (0.8)       (0.1)            -          -            -
     Benefits paid from plan assets                   (49.8)     (38.5)      (33.9)          (16.9)     (15.0)       (14.1)
                                                    ----------------------------------------------------------------------
     Fair value of plan assets at December 31       $ 858.6    $ 713.8     $ 738.4         $   -      $   -      $     -
                                                    ======================================================================

     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 1999, 1998 AND
   1997

                                                           Pension Benefits                  Other Postretirement Benefits
                                                      ---------------------------            -----------------------------
     December 31,                                     1999        1998       1997            1999        1998        1997
     ----------------------------------------------------------------------------------------------------------------------
     (In millions)
     Funded Status
     Funded status at December 31                    $ 149.5      $ 22.7    $ 160.4        $ (196.3)   $ (184.0)   $ (175.2)
     Unrecognized net gain                            (118.9)       (7.9)    (105.4)           (8.0)      (20.2)      (28.7)
     Unrecognized prior service cost                    (0.9)       (2.0)      (5.1)           (0.2)        0.2         0.3
     Unrecognized net asset                             (3.3)       (5.0)      (5.2)            -           -           -
                                                     ----------------------------------------------------------------------
     Net amount recognized                           $  26.4      $  7.8    $  44.7        $ (204.5)   $ (204.0)   $ (203.6)
                                                     ======================================================================

     Amounts recognized in the
       Consolidated Balance Sheets
     Prepaid benefit cost(1)                         $ 102.9      $ 71.8    $  77.4        $    -      $   -       $    -
     Accrued benefit cost(2)                           (80.9)      (67.9)     (34.4)         (204.5)     (204.0)     (203.6)
     Intangible asset(1)                                 4.4         3.9        1.7             -           -           -
                                                     ----------------------------------------------------------------------
     Net amount recognized                           $  26.4      $  7.8    $  44.7        $ (204.5)   $ (204.0)   $ (203.6)
                                                     ======================================================================
     Assumptions as of December 31
     Discount rate                                      7.50%       7.00%      7.75%           7.50%   6.75-7.00%  7.25-7.50%
     Long-term rate of return on plan assets           10.00%      10.00%      9.00%            -           -           -
     Long-term rate of compensation increase            5.00%       5.00%      5.00%            -           -           -
     Health care cost trend rate                            -           -          -      7.00-9.00%   7.00-8.00%       9.00%

     (1)  Recorded in Other Non-current Assets
     (2)  Recorded in Other Non-current Liabilities

     Net pension costs and other postretirement benefit costs include the following components:

                                                             Pension Benefits                Other Postretirement Benefits
                                                      ---------------------------            -----------------------------
     December 31,                                      1999        1998        1997            1999       1998     1997
     ----------------------------------------------------------------------------------------------------------------------

     (In millions)

     Service cost-benefits earned
        during the year                                $ 30.9      $ 19.3      $ 16.0           $ 3.5      $ 3.3     $3.0
     Interest cost on projected benefit
        obligation                                       50.9        46.6        38.7            12.6       12.9     11.9
     Expected return on plan assets                     (76.7)      (59.0)      (57.7)            -          -        -
     Amortization of:
        Transition asset                                 (1.2)       (1.1)       (1.1)           (0.2)      (0.5)    (0.2)
        Prior service cost recognized                    (0.4)       (0.3)       (0.3)            -         (0.4)    (1.4)
     Actuarial (gain)/loss                                0.8        (1.8)        5.5             -          -        -
                                                        -----------------------------------------------------------------
                                                        $ 4.3       $ 3.7       $ 1.1          $ 15.9     $ 15.3   $ 13.3
                                                        =================================================================

     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 1999, 1998 AND
   1997

     The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets are as follows:

     December 31,                              1999       1998      1997
     --------------------------------------------------------------------
     (In millions)
     Projected benefit obligation             $145.2     $147.1     $68.4
     Accumulated benefit obligation            131.0      127.5      55.1
     Fair value of plan assets                  50.8       52.1      22.1

     The health care cost trend rate significantly affects the reported postretirement benefit costs and benefit obligations. A one percentage point change in the assumed rate would have the following effects:


                                          1% Increase      1% Decrease
     ------------------------------------------------------------------
     (In millions)

     Effect on total of service and
        interest cost components               $1.9             $(1.4)
     Effect on postretirement  benefit         16.9             (14.7)
     obligations


   10.  STOCKHOLDERS' EQUITY

   The Company's Common Stock consists of 800.0 million authorized shares with a par value of $1 per share. Of the total unissued common shares at December 31, 1999, total shares in reserve included 10.4 million shares for issuance under the Company's stock option plans.

   Each share of Common Stock includes a stock purchase right (a "Right"). Each Right will entitle the holder, until the earlier of October 31, 2008 or the redemption of the Rights, to buy the number of shares of Common Stock having a market value of two times the exercise price of $200, subject to adjustment under certain circumstances. The Rights will be exercisable only if a person or group acquires 15% or more of voting power of the Company or announces a tender offer following which it would hold 15% or more of the Company's voting power. The Rights held by the 15% stockholder would not be exercisable in this situation.

   Furthermore, if, following the acquisition by a person or group of 15% or more of the Company's voting stock, the Company was acquired in a merger or other business combination or 50% or more of its assets were sold, each Right (other than Rights held by the 15% stockholder) would become exercisable for that number of shares of Common Stock of the Company (or the surviving company in a business combination) having a market value of two times the exercise price of the Right.

   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 1999, 1998 AND
   1997

   The Company may redeem the Rights at $0.001 per Right prior to the occurrence of an event that causes the Rights to become exercisable for Common Stock.


   11.  STOCK OPTIONS

   The Company's stock option plans are accounted for under APB Opinion No. 25. As a result, the Company grants fixed stock options under which no compensation cost is recognized. Had compensation cost for the plans been determined consistent with FASB Statement No. 123, the Company's net income and earnings per share would have been reduced to the following pro forma amounts:


       Year Ended December 31,                                    1999          1998            1997
       -----------------------------------------------------------------------------------------------
       (In millions, except per share data)
       Net income:                             As reported        $95.4         $481.8          $321.6
                                               Pro forma           75.5          467.3           313.9
       Diluted earnings per share:             As reported        $ 0.34        $  1.70         $  1.14
                                               Pro forma            0.27           1.65            1.11

     Because the FASB Statement No. 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

   The Company may grant up to 8.1 million shares under the 1993 Stock Option Plan, of which the Company has granted 4.2 million shares and canceled 0.4 million shares through December 31, 1999. Under this plan, the option exercise price equals the Common Stock's closing price on the date of grant, vests over a five-year period and expires after ten years. In addition, options to acquire common stock of Rubbermaid Incorporated that were outstanding at the time of the merger under various Rubbermaid option plans were converted into options to acquire the Company's Common Stock. Those additional options are included in the summary below.

   The following summarizes the changes in number of shares of Common Stock under option:

   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 1999, 1998 AND
   1997

                                                               Weighted
                                                               Average
                                                               Exercise
    1999                                       Shares            Price
    --------------------------------------------------------------------
    Outstanding at
      beginning of year                       4,353,147          $32
      Granted                                 2,498,980           39
      Exercised                                (842,288)          30
      Canceled                                 (190,015)          35
                                              ---------
    Outstanding at end of year                5,819,824           35
                                              =========
    Exercisable at end of year                2,622,352           30
                                              =========
    Weighted average fair value of
      options granted during the year               $15
                                              =========

   The 5,819,824 options outstanding at December 31, 1999 have exercise prices between $12 and $50 and are summarized below:


                             Options Outstanding


                                                            Weighted
                           Number           Weighted         Average
           Range of      Outstanding         Average        Remaining
           Exercise      at December        Exercise       Contractual
            Prices        31, 1999            Price            Life
           -----------------------------------------------------------
            $12-15         120,846             $14              1
             16-25         533,073              21              4
             26-35       2,399,336              33              8
             36-45       2,584,169              41              9
             46-50         182,400              48              9
                         ---------
            $12-50       5,819,824              35              8
                         =========

   The 2,622,352 options exercisable at December 31, 1999 have exercise prices between $12 and $50 and are summarized below:

           Range of
           Exercise          Number Outstanding      Weighted Average
            Prices          at December 31, 1999      Exercise Price
           -----------------------------------------------------------
           $12-15                 120,846                 $14
            16-25                 499,673                  21
            26-35               1,517,675                  32
            36-45                 453,678                  40
            46-50                  30,480                  48
                                ---------
           $12-50               2,622,352                  30
                                =========

   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 1999, 1998 AND
   1997

                                                               Weighted
                                                                Average
                                                               Exercise
    1998                                      Shares             Price
    -------------------------------------------------------------------
    Outstanding at beginning of year        3,720,301             $28
      Granted                               1,576,467              38
      Exercised                              (753,261)             23
      Canceled                               (190,360)             30
                                            ---------
    Outstanding at end of year              4,353,147              32
                                            =========
    Exercisable at end of year              3,189,309              30
                                            =========
    Weighted average fair value of
      options granted during the year             $13
                                            =========


                                                               Weighted
                                                                Average
                                                               Exercise
    1997                                      Shares             Price
    -------------------------------------------------------------------
    Outstanding at beginning of year        2,808,901             $25
      Granted                               1,488,242              33
      Exercised                              (366,275)             18
      Canceled                               (210,567)             28
                                            ---------
    Outstanding at end of year              3,720,301              28
                                            =========
    Exercisable at end of year              1,898,754              27
                                            =========
    Weighted average fair value of options
      granted during the year                      $9
                                            =========

   The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants in 1999, 1998 and 1997, respectively: risk-free interest rate of 6.6%, 4.1-6.4% and 6.1-6.3%; expected dividend yields of 2.0%, 1.6-2.0% and 1.8-2.0%; expected lives of 9.0, 5.0-9.9 and 5.0-9.9 years; and expected volatility of 25%, 20-34% and 23%.


   12.  INCOME TAXES

   The provision for income taxes consists of the following:

    Year Ended December 31,              1999      1998       1997
    ----------------------------------------------------------------
    (In millions)

    Current:
      Federal                            $120.6    $217.1     $109.5
      State                                 6.3      26.0       19.7
      Foreign                              18.2      10.3       25.3
                                         ---------------------------
                                          145.1     253.4      154.5
    Deferred                               (9.6)     81.7       68.5
                                         ---------------------------
                                         $135.5    $335.1     $223.0
                                         ===========================

   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 1999, 1998 AND
   1997

   The non-U.S. component of income before income taxes was $56.3 million in 1999, $19.1 million in 1998 and $75.8 million in 1997.

    Year Ended December 31,              1999        1998       1997
    ------------------------------------------------------------------
    (In millions)

    Deferred tax assets:
      Accruals, not currently            $198.0      $132.9     $159.2
         deductible for tax purposes
      Postretirement liabilities           80.5        78.5       79.8
      Inventory reserves                   28.4        25.3       35.7
      Self-insurance liability             29.5        44.1       39.1
      Amortization of intangibles          27.2        13.6       43.6
      Other                                 8.7         2.9        1.0
                                         -----------------------------
                                          372.3       297.3      358.4

    Deferred tax liabilities:
      Accelerated depreciation           (157.5)     (152.1)    (136.7)
      Prepaid pension asset               (33.7)      (27.1)     (31.1)
      Unrealized gain on securities         -           -        (51.5)
         available for sale
      Other                               (16.2)      (14.4)     (23.1)
                                         -----------------------------
                                         (207.4)     (193.6)    (242.4)
                                         -----------------------------
      Net deferred tax asset             $164.9      $103.7     $116.0
                                         =============================

   The net deferred tax asset is classified in the consolidated balance sheets as follows:


    Year Ended December 31,              1999        1998       1997
    ------------------------------------------------------------------
    (In millions)

    Current net deferred income
        tax asset                        $250.6      $108.2     $157.1
    Non-current deferred income tax
        liability                         (85.7)       (4.5)     (41.1)
                                         -----------------------------
                                         $164.9      $103.7     $116.0
                                         =============================

   A reconciliation of the U.S. statutory rate to the effective income tax rate is as follows:

   Year Ended December 31,               1999        1998       1997
   -------------------------------------------------------------------
   (In percent)

   Statutory rate                          35.0%       35.0%      35.0%
   Add (deduct) effect of:
      State income taxes, net of
        federal income tax effect           2.7         3.2        3.4
      Nondeductible trade names and
        goodwill amortization               4.2         1.3        2.5

   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 1999, 1998 AND
   1997

   Year Ended December 31,               1999        1998       1997
   -------------------------------------------------------------------

        Nondeductible transaction
        costs                              19.7         -          -
      Tax basis differential on sales
        of businesses                       -           2.7        1.1
      Other
                                           (2.9)       (1.2)      (1.1)
                                          ----------------------------
   Effective rate                          58.7%       41.0%      40.9%
                                          ============================

   No U.S. deferred taxes have been provided on the undistributed non-U.S. subsidiary earnings which are considered to be permanently invested. At December 31, 1999, the estimated amount of total unremitted non-U.S. subsidiary earnings is $82.0 million.


   13.  OTHER NONOPERATING (INCOME) EXPENSES

   Total other nonoperating (income) expenses consist of the following:


   Year Ended December 31,                1999        1998       1997
   -------------------------------------------------------------------
   (In percent)

   Equity earnings*                    $ (8.1)    $  (7.1)   $  (5.8)
   Interest income                       (9.9)      (14.8)      (7.5)
   Dividend income                       (0.3)       (0.1)      (4.0)
   (Gain)/loss on sale of
     marketable equity securities         1.1      (191.5)      (2.9)
   Gain on sales
     of businesses                        -         (59.8)       -
   Minority interest in income
   of subsidiary trust                   26.8        26.7        1.5
   Currency translation loss              1.1         6.0        0.3
   Other                                  1.9         3.5       (0.9)
                                       -----------------------------
                                       $ 12.6     $(237.1)   $ (19.3)
                                       =============================

   * American Tool Companies, Inc., in which the Company has a 49% interest.


   14.  OTHER OPERATING INFORMATION

   Industry Segment Information

   The Company operates in three reportable operating segments: Household Products, Hardware and Home Furnishings and Office Products. The principal product categories included in each of the Company's business segments are as follows:

   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 1999, 1998 AND
   1997

    Segment                  Product Category
    ---------------------------------------------------------------

    Household Products       Household Products, Food Preparation,
                             Cooking and Serving, Infant/Juvenile
                             Care and Play, Commercial Products

    Hardware & Home          Window Treatments,  Furnishings
                             Hardware and Tools, Picture Frames and
                             Albums
    Office Products          Markers and Writing Instruments,
                             Office Products



   NET SALES(1)(2)

    Year Ended December 31,              1999        1998       1997
    -----------------------------------------------------------------
    (In millions)
    Household Products                $3,335.0    $3,385.3   $3,199.6
    Hardware &  Home Furnishings       1,897.2     1,758.1    1,484.8
    Office Products                    1,180.9     1,040.3      957.0
                                      -------------------------------
                                      $6,413.1    $6,183.7   $5,641.4
                                      ===============================

   (1) Sales to Wal-Mart Stores, Inc. and subsidiaries amounted to approximately 12% of consolidated net sales in 1999, 14% in 1998 and 15% in 1997. Sales to no other customer exceeded 10% of consolidated net sales.

   (2)  All intercompany transactions have been eliminated.

   OPERATING INCOME(3)

    Year Ended December 31,              1999        1998       1997
    -----------------------------------------------------------------
    (In millions)
    Household Products                 $ 207.8     $ 376.7    $ 397.5
    Hardware &  Home Furnishings         297.4       290.2      241.1
    Office Products                      218.3       212.3      194.5
    Corporate                           (133.5)      (83.7)    (156.2)
                                       ------------------------------
                                         590.0       795.5      676.9
    Restructuring costs                 (246.4)     (115.2)     (37.2)
                                       ------------------------------
                                       $ 343.6     $ 680.3    $ 639.7
                                       ==============================

   (3) Operating income is net sales less cost of products sold and SG&A expenses, but is not affected either by nonoperating (income) expenses or by income taxes. Nonoperating (income) expenses consists principally of net interest expense, and in 1998, the net gain on the sale of Black & Decker common stock and the net gains on the sales of Stuart Hall, Newell Plastics and Decora. In calculating operating income for individual business segments, certain headquarters expenses

   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 1999, 1998 AND
   1997

   of an operational nature are allocated to business segments and geographic areas primarily on a net sales basis. Trade names and goodwill amortization is considered a corporate expense and not allocated to business segments.


   IDENTIFIABLE ASSETS

    December 31,                          1999        1998       1997
    --------------------------------------------------------------------
    (In millions)

    Household Products               $ 2,129.0   $ 2,286.3  $ 2,036.1
    Hardware & Home Furnishings        1,194.4       995.8      850.8
    Office Products                      720.9       643.0      520.7
    Corporate (4)                      2,679.8     2,364.1    2,367.6
                                     --------------------------------
                                     $ 6,724.1   $ 6,289.2  $ 5,775.2
                                     ================================


   (4) Corporate assets primarily include trade names and goodwill, equity investments and deferred tax assets.


   CAPITAL EXPENDITURES

    Year Ended December 31,               1999        1998       1997
    -----------------------------------------------------------------
    (In millions)

    Household Products                 $ 138.3     $ 213.9    $ 168.4
    Hardware &  Home Furnishings          10.1        39.1       30.3
    Office Products                       33.7        24.9       26.4
    Corporate                             18.0        40.8       23.9
                                       ------------------------------
                                       $ 200.1     $ 318.7    $ 249.0
                                       ==============================


   DEPRECIATION AND AMORTIZATION

    Year Ended December 31,               1999        1998       1997
    -----------------------------------------------------------------
    (In millions)

    Household Products                 $ 148.7     $ 149.2    $ 140.6
    Hardware &  Home Furnishings          30.4        31.2       33.4
    Office Products                       35.7        28.7       21.6
    Corporate                             56.9        54.7       52.2
                                       ------------------------------
                                       $ 271.7     $ 263.8    $ 247.8
                                       ==============================

   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 1999, 1998 AND
   1997

   GEOGRAPHIC AREA INFORMATION

   NET SALES

    Year Ended December 31,               1999        1998       1997
    --------------------------------------------------------------------
    (In millions)

    United States                     $4,921.4    $4,825.4   $4,769.5
    Canada                               263.2       273.9      258.9
                                      -------------------------------
      North America                    5,184.6     5,099.3    5,028.4

    Europe                               966.9       849.8      395.4
    South America(1)                     231.0       205.3      136.8
    All other                             30.6        29.3       80.8
                                      -------------------------------
                                      $6,413.1    $6,183.7   $5,641.4
                                      ===============================


   (1) Includes Mexico, Venezuela and Colombia, and in 1998 and 1999, Brazil and Argentina.

   OPERATING INCOME

    Year Ended December 31,               1999        1998       1997
    --------------------------------------------------------------------
    (In millions)

    United States                     $  276.6    $  617.0   $  542.0
    Canada                                22.6        16.6       32.9
                                      -------------------------------
      North America                      299.2       633.6      574.9

    Europe                                 4.5        24.0       31.3
    South America(1)                      43.6        41.2       32.9
    All other                             (3.7)      (18.5)       0.6
                                      -------------------------------
                                      $  343.6    $  680.3   $  639.7
                                      ===============================


   OPERATING INCOME

   Year Ended December 31,                1999        1998       1997
   --------------------------------------------------------------------
   (In millions)

   United States                      $4,813.3    $4,648.2   $4,948.6
   Canada                                157.1       207.0      253.7
                                      -------------------------------
     North America                     4,970.4     4,855.2    5,202.3
   Europe                              1,459.8     1,135.2      400.7
   South America(1)                      273.2       276.7      118.4
   All other                              20.7        22.1       53.8
                                      -------------------------------
                                      $6,724.1    $6,289.2   $5,775.2
                                      ===============================

   (2) Transfers of finished goods between geographic areas are not significant.

   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 1999, 1998 AND
   1997


   15.  LITIGATION

   The Company is subject to certain legal proceedings and claims, including the environmental matters described below, that have arisen in the ordinary conduct of its business or have been assumed by the Company when it purchased certain businesses.

   As of December 31, 1999, the Company was involved in various matters concerning federal and state environmental laws and regulations, including matters in which the Company has been identified by the U.S. Environmental Protection Agency and certain state environmental agencies as a potentially responsible party ("PRP") at contaminated sites under the Federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") and equivalent state laws.

   In assessing its environmental response costs, the Company has considered several factors, including: the extent of the Company's volumetric contribution at each site relative to that of other PRPs; the kind of waste; the terms of existing cost sharing and other applicable agreements; the financial ability of other PRPs to share in the payment of requisite costs; the Company's prior experience with similar sites; environmental studies and cost estimates available to the Company; the effects of inflation on cost estimates; and the extent to which the Company's and other parties' status as PRPs is disputed.

   Based on information available to it, the Company's estimate of environmental response costs associated with these matters as of December 31, 1999 ranged between $18.4 million and $22.6 million. As of December 31, 1999, the Company had a reserve equal to $21.1 million for such environmental response costs in the aggregate. No insurance recovery was taken into account in determining the Company's cost estimates or reserve, nor do the Company's cost estimates or reserve reflect any discounting for present value purposes.

   Because of the uncertainties associated with environmental investigations and response activities, the possibility that the Company could be identified as a PRP at sites identified in the future that require the incurrence of environmental response costs and the possibility of additional sites as a result of businesses acquired, actual costs to be incurred by the Company may vary from the Company's estimates.

   Subject to difficulties in estimating future environmental response costs, the Company does not expect that any amount it may have to pay in connection with environmental matters in excess of amounts reserved will have a material adverse effect on its consolidated financial statements.

   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 1999, 1998 AND
   1997

   The Company is involved in several legal proceedings relating to the importation and distribution of vinyl mini-blinds made with plastic containing lead stabilizers. In 1996, the Consumer Product Safety Commission found that such stabilizers deteriorate over time from exposure to sunlight and heat, causing lead dust to form on mini-blind surfaces and presenting a health risk to children under six years of age.

   Two lawsuits, which were commenced in California in 1996 against a number of companies, including a subsidiary of the Company, alleging failure to warn consumers adequately about the presence of lead in accordance with California law, were resolved during 1998-99. A national, injunction-only, class action settlement covering the Company's subsidiary and several other mini-blinds distributors and retailers was entered in the Superior Court of Passaic County, New Jersey on October 8, 1999. An additional related lawsuit filed in Illinois in 1997 against a Company subsidiary and other companies is also being dismissed pursuant to the terms of the national settlement entered in New Jersey. The Company's contribution to the settlement and related amounts was not material to the Company's consolidated financial statements.

    In December 1998, 13 companies, including a subsidiary of the Company, were named as defendants in another case involving the importation and distribution of vinyl mini-blinds containing lead. The case, filed as a Massachusetts class action in the Superior Court, alleges misrepresentation, breaches of express and implied warranties, negligence, loss of consortium and violation of Massachusetts consumer protection laws. The plaintiffs seek injunctive relief, unspecified damages, compensatory damages for personal injury and court costs.

   The Company has also been involved in a separate legal proceeding. In September 1997, an administrative law judge of the Federal Trade Commission ("F.T.C.") ruled that a major customer of a subsidiary of the Company illegally pressured manufacturers not to sell toys to warehouse clubs. Subsequent to the F.T.C. decision, numerous class action suits seeking damages on behalf of consumers were filed against the customer and certain manufacturers, including the Company's subsidiary, which was not named as a defendant in the F.T.C. suit. A settlement agreement has been entered into by the Company and the plaintiffs, including the Attorneys General for the 46 states involved in the suit and the named class plaintiffs (for themselves and the plaintiff settlement class). The parties to the case have agreed on a settlement, the monetary portion of which has been delivered to an escrow agent, and expect shortly the court's order approving the settlement. The Company's contribution to the settlement and related amounts was not material to the Company's consolidated financial statements.

   As of December 31, 1999, eight complaints were filed against the Company and certain of its officers and directors in the U.S. District Court for the Northern District of Illinois on behalf of a purported

   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 1999, 1998 AND
   1997

   class consisting of persons who purchased common stock of the Company, Newell Co. or Rubbermaid Incorporated during the period from October 21, 1998 through September 3, 1999 or exchanged shares of Rubbermaid common stock for the Company's common stock as part of the Newell Rubbermaid merger. The complaints allege that during the relevant time period the defendants violated Sections 10(b), 14(a) and 20(a) of the Securities Exchange Act as a result of, among other allegations, issuing false and misleading statements concerning the Company's financial condition and results of operations. The Company believes that these claims are without merit and intends to vigorously defend these lawsuits.

   Although management of the Company cannot predict the ultimate outcome of these matters with certainty, it believes that their ultimate resolution, including any amounts it may have to pay in excess of amounts reserved, will not have a material effect on the Company's consolidated financial statements.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

   The following discussion and analysis provides information which management believes is relevant to an assessment and understanding of the Company's consolidated results of operations and financial condition. The discussion should be read in conjunction with the consolidated financial statements and notes thereto.

   RESULTS OF OPERATIONS

   The following table sets forth for the period indicated items from the Consolidated Statements of Income as a percentage of net sales:

    Year Ended December 31,            1999      1998       1997
    -------------------------------------------------------------

    Net sales                          100.0%     100.0%    100.0%
    Cost of products sold               72.8       70.5      71.0
       Gross income                     27.2       29.5      29.0
                                       ---------------------------
    Selling, general and
        administrative expenses         17.2       15.7      14.9
    Restructuring costs                  3.8        1.9       0.7
    Goodwill amortization
        and other                        0.8        0.9       2.1
                                       --------------------------
        Operating income                 5.4       11.0      11.3
    Nonoperating
      (income) expenses:
      Interest expense                   1.6        1.6       2.0
      Other, net                         0.2       (3.8)     (0.3)
                                       --------------------------
      Net nonoperating
         (income) expenses               1.8       (2.2)      1.7
                                       --------------------------
      Income before
         income taxes                    3.6       13.2       9.6
    Income taxes                         2.1        5.4       3.9
                                       --------------------------
         Net income                      1.5%       7.8%      5.7%
                                       ==========================

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

   1999 vs. 1998
   -------------

   Net sales for 1999 were $6,413.1 million, representing an increase of $229.4 million or 3.7% from $6,183.7 million in 1998. Net sales for each of the Company's segments (and the primary reasons for the year-to-year changes) were as follows, in millions:

    Year Ended December 31,              1999      1998       % Change
    ------------------------------------------------------------------

    Household Products                $3,335.0     $3,385.3   (1.5)%(1)
    Hardware and                       1,897.2      1,758.1    7.9%(2)
    Home Furnishings                   1,180.9      1,040.3   13.5%(3)
                                      ---------------------
    Office Products                   $6,413.1     $6,183.7    3.7%
                                      =====================


   Primary Reasons for Changes:

   (1) 1998 Decora (April 1998) and Newell Plastics (September 1998) divestitures and weak sales performance at Rubbermaid Home Products and Little Tikes, offset partially by Century (May 1998) acquisition+ and strong sales at Graco and Rubbermaid Commercial Products.

   (2)  Swish (March 1998), Gardinia (August 1998), Ateliers 28 (April
        1999) and McKechnie (October 1999) acquisitions.

   (3) 7% internal growth* and Rotring (September 1998) and Reynolds (October 1999) acquisitions, offset partially by 1998 Stuart Hall (August 1998) divestiture.

        + Acquisitions and divestitures are described in note 2 to the consolidated financial statements.

        * Internal growth is defined by the Company as growth from its core businesses, which include continuing businesses owned more than two years and minor acquisitions.

   Gross income as a percent of net sales in 1999 was 27.2% or $1,741.2 million versus 29.5% or $1,822.8 million in 1998. Excluding costs associated with the Rubbermaid and Calphalon mergers and certain realignment and other charges of $106.2 million and $27.9 million in 1999 and 1998, respectively, gross income as a percent of net sales was 28.8% in 1999 versus 29.9% in 1998. This decrease in gross margins in 1999 was primarily attributable to promotional commitments made prior to the Rubbermaid merger, which affected first half 1999 results at Rubbermaid Home Products, higher than expected resin and

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

   other material costs, which affected second half 1999 results, and operating inefficiencies at certain glassware and window treatments facilities.

   Selling, general and administrative expenses ("SG&A") in 1999 were 17.2% of net sales or $1,104.5 million versus 15.7% or $967.9 million in 1998. Excluding costs associated with the Rubbermaid and Calphalon mergers and certain realignment and other charges of $178.8 million and $23.6 million in 1999 and 1998, respectively, SG&A as a percent of net sales was 14.4% or $925.7 million versus 15.2% or $944.3 million in 1998. This decrease in SG&A expenses is primarily due to SG&A savings as a result of integrating Rubbermaid into Newell.

   The Company recorded restructuring charges of $246.4 million in 1999 and $115.2 million in 1998. See note 3 to the consolidated financial statements for a review of the charges.

   Goodwill amortization and other as a percentage of net sales was 0.8% in 1999 and 0.9% in 1998. Excluding charges of $15.0 million in 1998 (which included write-offs of intangible assets), goodwill amortization and other was 0.7% of net sales.

   Operating income in 1999 was 5.4% of net sales or $343.6 million versus 11.0% or $680.3 million in 1998. Excluding charges as discussed above of $531.4 million in 1999 and $181.7 million 1998, operating income was $875.0 million or 13.6% in 1999 versus $862.0 million or 13.9% in 1998.

   Other nonoperating expenses in 1999 were 1.8% of net sales or $112.7 million versus other nonoperating income of 2.2% or $136.6 million in 1998. The $249.3 million difference was due primarily to a 1998 net pre-tax gain of $191.5 million on the sale of the Company's stake in The Black & Decker Corporation and 1998 net pre-tax gains of $59.8 million on the sales of Stuart Hall, Newell Plastics and Decora. This was offset partially by $3.7 million of Rubbermaid merger transaction costs in 1998.

   For 1999 and 1998, the effective tax rates were 58.7% and 41.0%, respectively. The increase in 1999 was primarily due to nondeductible transaction costs related to the Rubbermaid merger. See note 12 to the consolidated financial statements for an explanation of the effective tax rate.

   Net income for 1999 was $95.4 million, representing a decrease of $386.4 million or 80.2% from 1998. Basic earnings per share in 1999 decreased 80.2% to $0.34 versus $1.72 in 1998; diluted earnings per share in 1999 decreased 80.0% to $0.34 versus $1.70 in 1998. Excluding 1999 pre-tax charges of $531.4 million ($369.6 million after taxes) as discussed above, net income in 1999 was $465.0 million. Excluding 1998 pre-tax charges of $185.4 million ($119.4 million after taxes), the

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

   net pre-tax gain on the sale of Black & Decker common stock of $191.5 million ($116.8 million after taxes) and net pre-tax gains of $59.8 million ($15.1 million after taxes) on the sales of businesses as discussed above, net income in 1998 was $469.3 million.

   1998 vs. 1997
   -------------

   Net sales for 1998 were $6,183.7 million, representing an increase of $542.3 million or 9.6% from $5,641.4 million in 1997. Net sales for each of the Company's segments (and the primary reasons for the year-to-year changes) were as follows, in millions:


    Year Ended December 31,            1998      1997      % Change
    ---------------------------------------------------------------
    Household Products              $3,385.3   $3,199.6      5.8%(1)
    Hardware and                     1,758.1    1,484.8     18.4%(2)
    Home Furnishings                 1,040.3      957.0      8.7%(3)
                                    --------   --------
    Office Products                 $6,183.7   $5,641.4      9.6%
                                    ========   ========


   PRIMARY REASONS FOR CHANGES:

   (1)       Curver (January 1998), Century (May 1998) and Panex (June
             1998) acquisitions, offset partially by weak sales performance at Mirro, Rubbermaid Home Products and Little Tikes and the divestitures of Newell Plastics and Decora.

   (2) 6% internal growth and Kirsch (May 1997), Swish (March 1998) and Gardinia (August 1998) acquisitions.

   (3) 8% internal growth and Rolodex (March 1997) and Rotring (September 1998) acquisitions, offset partially by Stuart Hall divestiture.

   Gross income as a percent of net sales in 1998 was 29.5% or $1,822.8 million versus 29.0% or $1,635.5 million in 1997. Excluding costs associated with the 1998 Calphalon acquisition and certain realignment and other charges of $27.9 million, gross income as a percent of net sales was 29.9% in 1998. The increase in gross margins was due to increases in gross margins at several of the Company's core businesses, offset partially by the 1998 acquisitions which had gross margins which were lower than the Company's average. As acquisitions are integrated, the Company's gross margins generally improve.

   Selling, general and administrative expenses ("SG&A") in 1998 were 15.7% of net sales or $967.9 million versus 14.9% or $838.9 million in

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

   1997. Excluding costs associated with the 1998 Calphalon acquisition and certain realignment and other charges of $23.6 million, SG&A in 1998 was 15.3% of net sales. Excluding transaction costs of $21.3 million related to the sale of Eldon, SG&A in 1997 was 14.5% of net sales. The increase in SG&A as a percent of net sales was primarily due to increased advertising expenditures at Rubbermaid divisions in addition to the 1998 acquisitions, whose spending levels were higher than the Company's average. As acquisitions are integrated, the Company's SG&A spending levels as a percentage of net sales generally decline.

   The Company recorded restructuring charges of $115.2 million in 1998 and $37.2 million in 1997. See note 3 to the consolidated financial statements for a review of the charges.

   Trade names and goodwill amortization as a percentage of net sales was less than 1.0% in both 1998 and 1997, excluding charges of $15.0 million in 1998 (which included write-offs of intangible assets) and $81.0 million in 1997 (write-off of impaired assets).

   Operating income in 1998 was 11.0% of net sales or $680.3 million versus 11.3% or $639.7 million in 1997. Excluding restructuring charges and costs associated with the 1998 Calphalon acquisition and certain realignment and other charges of $181.7 million as discussed above, operating income in 1998 was $862.0 million or 13.9% of net sales. Excluding restructuring charges, the write-off of impaired assets and transaction costs related to Eldon totaling $139.5 million as discussed above, operating income in 1997 was $779.2 million or 13.8% of net sales. The slight increase in operating margins, net of charges, was primarily due to increases in operating margins at several of the Company's core businesses, offset partially by the 1998 acquisitions, whose operating margins are improving as they are being integrated but operated in 1998 at less than the Company's average operating margins.

   Other nonoperating income in 1998 was 2.2% of net sales or $136.6 million versus other nonoperating expenses of 1.7% or $95.1 million in 1997. The $231.7 million difference was due primarily to a net pre-tax gain of $191.5 million on the sale of the Company's stake in The Black & Decker Corporation and pre-tax gains of $59.8 million on the sales of Stuart Hall, Newell Plastics and Decora. These transactions were partially offset by increases in distributions of $25.2 million related to the convertible preferred securities issued by a subsidiary trust in December 1997.

   For 1998 and 1997, the effective tax rates were 41.0% and 40.9%, respectively. See note 12 to the consolidated financial statements for an explanation of the effective tax rate.

   Net income for 1998 was $481.8 million, representing an increase of $160.2 million or 49.8% from $321.6 million in 1997. Basic earnings

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

   per share in 1998 increased 49.6% to $1.72 versus $1.15 in 1997; diluted earnings per share in 1998 increased 49.1% to $1.70 versus $1.14 in 1997. Excluding 1998 pre-tax charges of $185.4 million ($119.4 million after taxes), the net pre-tax gain on the sale of Black & Decker stock of $191.5 million ($116.8 million after taxes) and the net pre-tax gains of $59.8 million on the sales of Stuart Hall, Newell Plastics and Decora ($15.1 million after taxes) as discussed above, net income in 1998 was $469.3 million. Excluding 1997 pre-tax charges of $139.5 million ($103.8 million after taxes) as discussed above, net income was $425.4 million in 1997. The 10.3% increase in net income, excluding the gains and charges noted above, was primarily due to strong shipments at the Company's core Office Products and Hardware and Home Furnishings businesses.

   LIQUIDITY AND CAPITAL RESOURCES

   Sources
   -------

   The Company's primary sources of liquidity and capital resources include cash provided from operations and use of available borrowing facilities.

   Cash provided by operating activities in 1999 was $554.0 million, representing an increase of $76.6 million from $477.4 million for 1998.

   The Company has short-term foreign and domestic committed and uncommitted lines of credit with various banks which are available for short-term financing. Borrowings under the Company's uncommitted lines of credit are subject to discretion of the lender. The Company's lines of credit do not have a material impact on the Company's liquidity. Borrowings under the Company's lines of credit at December 31, 1999 totaled $97.3 million.

   During 1997, the Company amended its revolving credit agreement to increase the aggregate borrowing limit to $1,300.0 million. The revolving credit agreement will terminate in August 2002. At December 31, 1999, there were no borrowings under the revolving credit agreement.

   In lieu of borrowings under the Company's revolving credit agreement, the Company may issue up to $1,300.0 million of commercial paper. The Company's revolving credit agreement provides the committed backup liquidity required to issue commercial paper. Accordingly, commercial paper may only be issued up to the amount available for borrowing under the Company's revolving credit agreement. At December 31, 1999, $718.5 million (principal amount) of commercial paper was outstanding. The entire amount is classified as long-term debt because the total commercial paper is not expected to be repaid in 2000.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

   The revolving credit agreement permits the Company to borrow funds on a variety of interest rate terms. This agreement requires, among other things, that the Company maintain a certain Total Indebtedness to Total Capital Ratio, as defined in this agreement. As of December 31, 1999, the Company was in compliance with this agreement.

   The Company had outstanding at December 31, 1999 a total of $859.5 million (principal amount) of Medium-term notes. The maturities on these notes range from 5 to 30 years at an average interest rate of 6.24%.

   A new universal shelf registration statement became effective in July 1999. As of December 31, 1999, $750 million of Company debt and equity securities may be issued under the shelf.

   Uses
   ----

   The Company's primary uses of liquidity and capital resources include acquisitions, dividend payments and capital expenditures.

   In 1999, the Company acquired Ateliers 28, Reynolds, McKechnie and Ceanothe and made other minor acquisitions for cash purchase prices totaling $392.5 million. In 1998, the Company acquired Curver, Swish, Century, Panex, Gardinia and Rotring and made other minor acquisitions for cash purchase prices totaling $615.7 million. In 1997, the Company acquired Rolodex and Kirsch and made other minor acquisitions for cash purchase prices totaling $514.2 million. All of these acquisitions were accounted for as purchases and were paid for with proceeds obtained from the issuance of commercial paper, Medium-term notes and notes payable under the Company's lines of credit.

   Capital expenditures were $200.1 million, $318.7 million and $249.0 million in 1999, 1998 and 1997, respectively. Aggregate dividends paid during 1999, 1998 and 1997 were $225.8 million, $212.5 million and $193.2 million, respectively.

   Retained earnings decreased in 1999 by $130.5 million. In 1998 and 1997, retained earnings increased by $269.3 million and $128.4 million, respectively. The decrease in 1999 versus the increase in 1998 was due primarily to pre-tax charges of $531.4 million ($369.6 million after tax) relating primarily to the Rubbermaid acquisition. The higher increase in 1998 versus the increase in 1997 was primarily due to a pre-tax gain of $191.5 million ($116.8 million after taxes) on the sale of the Black & Decker common stock. The dividend payout ratio to common stockholders in 1999, 1998 and 1997 was 235%, 45% and 61%, respectively (represents the percentage of diluted earnings per share paid in cash to stockholders).

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

   Working capital at December 31, 1999 was $1,108.7 million compared to $1,278.8 million at December 31, 1998 and $1,006.6 million at December 31, 1997. The current ratio at December 31, 1999 was 1.68:1 compared to 2.09:1 at December 31, 1998 and 1.81:1 at December 31, 1997.

   Total debt to total capitalization (total debt is net of cash and cash equivalents, and total capitalization includes total debt, company-obligated mandatorily redeemable convertible preferred securities of a subsidiary trust and stockholders' equity) was .33:1 at December 31, 1999, .30:1 at December 31, 1998 and .26:1 at December 31, 1997.

   The Company believes that cash provided from operations and available borrowing facilities will continue to provide adequate support for the cash needs of existing businesses; however, certain events, such as significant acquisitions, could require additional external financing.

   Subsequent to December 31, 1999, the Company announced a stock repurchase program of up to $500.0 million of the Company's outstanding common stock. The repurchase program will remain in effect until December 31, 2000 and will be financed through the use of working capital and commercial paper.

   LEGAL AND ENVIRONMENTAL MATTERS

   The Company is subject to certain legal proceedings and claims, including various environmental matters, that have arisen in the ordinary conduct of its business or have been assumed by the Company when it purchased certain businesses. Such matters are more fully described in note 15 to the Company's consolidated financial statements. Although management of the Company cannot predict the ultimate outcome of these matters with certainty, it believes that their ultimate resolution, including any amounts it may have to pay in excess of amounts reserved, will not have a material effect on the Company's consolidated financial statements.

   YEAR 2000 COMPUTER COMPLIANCE

   Any computer equipment that uses two digits instead of four to specify the year may be unable to interpret dates beyond the year 1999. This "Year 2000" issue could result in system failures or miscalculations causing disruptions of operations.

   The Company experienced no significant Year 2000-related issues to date. The Company plans to continue monitoring its systems and has a response team available in the event that a Year 2000 failure should occur.

   As of December 31, 1999, the Company had incurred total expenses of approximately $15.4 million in conjunction with the Year 2000

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

   compliance project. The majority of these expenditures were capitalized since they were associated with purchased software that would have been replaced in the normal course of business.

   INTERNATIONAL OPERATIONS

   The Company's non-U.S. business is growing at a faster pace than its business in the United States. This growth outside the U.S. has been fueled by recent international acquisitions, primarily in Europe. For the year ended December 31, 1999, the Company's non-U.S. business accounted for approximately 23% of net sales (see note 14 to the consolidated financial statements). Growth of both U.S. and non-U.S. businesses is shown below:


    Year Ended December 31,              1999      1998     % Change
    ----------------------------------------------------------------

    (In millions)
    Net sales:                        $4,921.4   $4,825.4       2.0%
    - U.S.                             1,491.7    1,358.3       9.8
                                      -------------------
    - Non-U.S.                        $6,413.1   $6,183.7       3.7%
                                      ===================


    Year Ended December 31,             1998       1997     % Change
    ----------------------------------------------------------------

    (In millions)
    Net sales:                        $4,825.4   $4,769.5       1.2%
    - U.S.                             1,358.3      871.9      55.8
                                      -------------------
    - Non-U.S.                        $6,183.7   $5,641.4       9.6%
                                      ===================


   MARKET RISK

   The Company's market risk is impacted by changes in interest rates, foreign currency exchange rates, and certain commodity prices. Pursuant to the Company's policies, natural hedging techniques and derivative financial instruments may be utilized to reduce the impact of adverse changes in market prices. The Company does not hold or issue derivative instruments for trading purposes.

   The Company's primary market risk is interest rate exposure, primarily in the United States. The Company manages interest rate exposure through its conservative debt ratio target and its mix of fixed and

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

   floating rate debt. Interest rate exposure was reduced significantly in 1997 from the issuance of $500.0 million 5.25% Company-Obligated Mandatorily Redeemable Convertible Preferred Securities of a Subsidiary Trust, the proceeds of which reduced commercial paper. Interest rate swaps may be used to adjust interest rate exposures when appropriate based on market conditions, and, for qualifying hedges, the interest differential of swaps is included in interest expense.

   The Company's foreign exchange risk management policy emphasizes hedging anticipated intercompany and third-party commercial transaction exposures of one year duration or less. The Company focuses on natural hedging techniques of the following form:

   *    offsetting or netting of like foreign currency cash flows,

   * structuring foreign subsidiary balance sheets with appropriate levels of debt to reduce subsidiary net investments and subsidiary cash flows subject to conversion risk,

   * converting excess foreign currency deposits into U.S. dollars or the relevant functional currency and

   * avoidance of risk by denominating contracts in the appropriate functional currency.

   In addition, the Company utilizes forward contracts and purchased options to hedge commercial and intercompany transactions. Gains and losses related to qualifying hedges of commercial and intercompany transactions are deferred and included in the basis of the underlying transactions. Derivatives used to hedge intercompany loans are marked to market with the corresponding gains or losses included in the consolidated statements of income.

   Due to the diversity of its product lines, the Company does not have material sensitivity to any one commodity. The Company manages commodity price exposures primarily through the duration and terms of its vendor contracts.

   The amounts shown below represent the estimated potential economic loss that the Company could incur from adverse changes in either interest rates or foreign exchange rates using the value-at-risk estimation model. The value-at-risk model uses historical foreign exchange rates and interest rates to estimate the volatility and correlation of these rates in future periods. It estimates a loss in fair market value using statistical modeling techniques and including substantially all market risk exposures (specifically excluding equity-method investments). The fair value losses shown in the table below have no impact on results of operations or financial condition as they represent economic not financial losses.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

                                            Time       Confidence
                                Amount     Period        Level
    -------------------------------------------------------------
    (In millions)

    Interest rates                $3.5     1 day         95%
    Foreign exchange              $5.2     1 day         95%


   The 95% confidence interval signifies the Company's degree of confidence that actual losses would not exceed the estimated losses shown above. The amounts shown here disregard the possibility that interest rates and foreign currency exchange rates could move in the Company's favor. The value-at-risk model assumes that all movements in these rates will be adverse. Actual experience has shown that gains and losses tend to offset each other over time, and it is highly unlikely that the Company could experience losses such as these over an extended period of time. These amounts should not be considered projections of future losses, since actual results may differ significantly depending upon activity in the global financial markets.

   EURO CURRENCY CONVERSION

   On January 1, 1999, the "Euro" became the common legal currency for 11 of the 15 member countries of the European Union. On that date, the participating countries fixed conversion rates between their exiting sovereign currencies ("legacy currencies") and the Euro. On January 4, 1999, the Euro began trading on currency exchanges and became available for non-cash transactions, if the parties elect to use it. The legacy currencies will remain legal tender through December 31, 2001. Beginning January 1, 2002, participating countries will introduce Euro-denominated bills and coins, and effective July 1, 2002, legacy currencies will no longer be legal tender.

   After the dual currency phase, all businesses in participating countries must conduct all transactions in the Euro and must convert their financial records and reports to be Euro-based. The Company has commenced an internal analysis of the Euro conversion process to prepare its information technology systems for the conversion and analyze related risks and issues, such as the benefit of the decreased exchange rate risk in cross-border transactions involving participating countries and the impact of increased price transparency on cross-border competition in these countries.

   The Company believes that the Euro conversion process will not have a material impact on the Company's businesses or financial condition on a consolidated basis.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

   Forward-Looking Statements

   Forward-looking statements in this Report are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may relate to, but are not limited to, such matters as sales, income, earnings per share, return on equity, capital expenditures, dividends, capital structure, free cash flow, debt to capitalization ratios, interest rates, internal growth rates, the Euro conversion plan and related risks, the Year 2000 plan and related risks, legal proceedings and claims (including environmental matters), future economic performance, management's plans, goals and objectives for future operations and growth or the assumptions relating to any of the forward-looking information. The Company cautions that forward-looking statements are not guarantees since there are inherent difficulties in predicting future results. Actual results could differ materially from those expressed or implied in the forward-looking statements. Factors that could cause actual results to differ include, but are not limited to, those matters set forth in this Report and Exhibit 99 of this Report.






























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